Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-261436-08 and 333-261436

*Full Pxing Details* $2.1+bn (2bn offered) Honda Auto Receivables 2024-2 Owner Trust (HAROT 2024-2)

Joint Lead Bookrunners: Citi (str.), BNP Paribas, Mizuho and Wells Fargo

Co-Managers: Academy, AmeriVet, J.P Morgan, Loop, R. Seelaus, US Bancorp

Capital Structure:

CL ISSUED	OFFERED SIZE(MM)	WAL*	S/F**	P. WIN	E. MTY	L. MTY	BENCH	SPREAD	YIELD	COUPON	PRICE
A1 $517.20	$491.340	0.26	A-1+/F1+	1-7	12/18/2024	05/19/2025	I-Curve	<Preplaced>	5.505	5.505	100.00000
A2 $678.20	$644.290	1.01	AAA/AAA	7-18	11/18/2025	11/18/2026	I-Curve	+40	5.545	5.48	99.99813
A3 $778.20	$739.290	2.30	AAA/AAA	18-39	08/18/2027	11/20/2028	I-Curve	+58	5.334	5.27	99.98785
A4 $131.67	$125.080	3.24	AAA/AAA	39-39	08/18/2027	07/18/2030	I-Curve	+67	5.268	5.21	99.99682

*Assumes a 1.30% ABS to 10% Call

**Expected ratings

-Deal Summary-

Deal Size : $2.1+bn

Settle : May 21st, 2024

Offering Format : SEC

First Pay Date : June 18th, 2024

ERISA : Yes

Exp. Ratings : S&P / Fitch

Min Denoms : $1K x $1K

BBG Ticker : HAROT 2024-2

B&D : Citi

Delivery : DTC, Clearstream

-Available Information-

* Preliminary Prospectus, FWP, and CDI File (attached)

* Intex Deal Name : xhonda2402 Password : UK2X

-CUSIPs-

A1 437930AA8

A2 437930AB6

A3 437930AC4

A4 437930AD2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.